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On December 17, 2015, EnteroMedics Inc. held a conference call, which was open to the public. The conference call was held pursuant to a press release issued by EnteroMedics on December 8, 2015 which provided directions on how to access the call. A transcript of the call appears below. This transcript is being filed as additional definitive soliciting material in connection with the EnteroMedics Inc. Special Meeting of Stockholders being held on December 21, 2015.

EnteroMedics Inc. Conference Call

December 17, 2015

Operator: Good morning, ladies and gentlemen, and welcome to the EnteroMedics Year-End Conference Call. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session and instructions will follow at that time.

As a reminder, this conference call is being recorded.

(Operator Instructions)

I would now like to turn the call over to Greg Lea, Chief Financial Officer. You may begin.

Gregory Lea: Thank you for joining us this morning. As previously indicated, we’ve decided to host a year-end conference call in order to give our new CEO, Dan Gladney, the time to transition into the role. I am pleased to be joined by Dan on this call, as he provides an update on our commercial progress and we discuss other recent company developments. Dan Gladney, Brad Hancock, our Chief Commercial Officer, and I will be available for questions during the Q&A session that will follow our prepared remarks.

As a reminder, this conference call as well as EnteroMedics’ SEC filings and website at enteromedics.com contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors. These risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as Risk Factors in the Company’s 10-K filed March 13, 2015.

I will now turn the call over to Dan. Dan?

Dan Gladney: Thank you, Greg, and thank you, everyone, for joining us this morning. I apologize in advance, I am losing my voice slowly but surely, so please bear with me. I’m looking forward to sharing my observations with you after my first month of tenure with EnteroMedics.

What attracted me to this opportunity was the ability to create significant value for our patients, our company and our shareholders with a unique groundbreaking technology, vBloc Neurometabolic Therapy. 2015 has been a transformational year for the Company, beginning first with the FDA approval of vBloc Therapy on January 14, an accomplishment that could not have been achieved without the hard work of the dedicated and talented employees and the support from you, our shareholders. This achievement marked the beginning of a change from a development stage organization to a commercial enterprise, and I’m excited to be leading the Company at this crucial point in its growth.

vBloc therapy is truly in a class all its own within the obesity treatment spectrum, one that fills the wide gap between diet and exercise, pharmaceuticals, restrictive short-term options and, of course, traditional bariatric surgery. vBloc is designed with the patient experience in mind, something really no other bariatric procedure could offer. Unlike these other options, vBloc Therapy yields weight loss without altering or restricting the anatomy or the digestive tract. Rather, it reduces calorie consumption by controlling fullness and hunger using cutting-edge, neuro-metabolic technology.

vBloc offers the safest, long-term device option for people with obesity looking for both personally and medically meaningful sustained weight loss and control of their obesity-related diseases, such as Type 2 diabetes. Our system is implanted in a minimally invasive same-day procedure, allowing for a discrete and quick recovery. vBloc patients experience fewer daily side effects, giving them the flexibility to meet their changing health goals and daily lifestyle needs, including eating a normal healthy diet. Combined, these attributes make this a revolutionary device in the obesity treatment paradigm.

Our U.S. commercial launch strategy is focused on three critical areas. The first is engaging and certifying hospitals and centers. We spent the majority of 2015 focused on identifying and training centers, which was a critical first step, one that would determine how and when we would roll out our marketing campaign to achieve the second stage, increasing the patient base and driving growth. With our surgeons, training and our marketing activities beginning, these combined efforts will help us execute our third objective and most significant revenue driver, and that is achieving reimbursement.

The Company has identified and trained over 50 centers and nearly 80 physicians, putting us on the path to establishing vBloc as a preferred bariatric therapy for physicians and patients alike. Our product has the lowest complication rate of any currently available option, no long-term quality of life consequences and with our robust aftercare program vBloc Achieve, we are building a support network to reach even greater weight loss results in the commercial environment than we did in the clinical setting.

I have had the chance now to meet with a number of physicians over the past month, and they are adamant that a long-term, minimally invasive and non-anatomy altering solution like ours is needed to serve their patients that have been left without an option since the decline of gastric banding.

These conversations indicated to me that we have the right value proposition established with our partners as we move into the second phase of our commercial strategy, and that is driving patient demand for vBloc.

Recognizing the challenge of competing with existing reimbursed technologies with ours, a non-reimbursed, first-of-its-kind sophisticated therapy, our company is focused on identifying self-paying patients while our efforts to secure reimbursement for vBloc continue. Led by a small and expanding sales team, our strategy initially centers on supporting a limited number of accounts with patient recruitment and the intention to collaborate — to calibrate our marketing campaign before launching nationally.

We have engaged an experienced medical device marketing organization to help us lead a direct-to-consumer, geography-focused media outreach program that will generate committed patients in high-income areas. Some of these activities have begun recently with the digital marketing campaign, but a majority will commence in early 2016 when patients are more focused on their health goals than any other time of the year.

These outreach programs will drive patients into one of two buckets, the first, patients that can afford to pay for the therapy using their personal resources; and/or the second, patients that want to explore their options through their insurance provider and are willing to engage in the prior authorization and appeals process, which I’ll call the PA Process, in an attempt to gain access to vBloc Therapy. Focusing on select high-income geographies will allow us to find those patients, that we use our own resources, but will also allow us to concentrate on demonstrating demand with certain regional payers using the PA Process.

As a result of our marketing activities help increase the number of patients in this program, we expect two things will happen. The PA Process, which can take three to five months, will grow, gradually leading to more patients gaining access to vBloc. Simultaneously, the program will increase our product’s visibility with these targeted payers to the point of creating a critical mass with the potential of leading to a regional coverage decision over time. To complement the visibility of this part of the program, we will also be working with these payers at the administrative level to educate them about the overall value of our technology.

Prior to the initiation of our direct-to-consumer marketing efforts, we have had 13 self- pay patients already implanted and over 60 patients in various stages of the PA Process. Although our success with the prior authorization process should improve over time, not all of these patients will attain the PA approval or converted to an implant. That’s why, as we move forward, we won’t be focused on talking about the patient funnel as it’s too early for those numbers to be meaningful. Instead, we will be concentrating on revenue, as that is the key metric.

Demonstrating patient demand through the PA Process is an important part of the Company’s reimbursement strategy, but there are several other components that are just as critical to its success. To that end, the Company has made important advancements in several of these other areas in 2015. Just last month, a payment amount of approximately $27,000 and an outpatient classification was assigned by CMS, securing a value for vBloc Therapy in line with other sophisticated neuromodulation technologies. This assignment takes effect on January 1, 2016, and will play a large role on how private payers will assign value to vBloc as they begin to make coverage decisions. With the coding in place and the payment amount issued, two of three Medicare requirements are met, allowing us to turn our full attention to the third, and that is securing coverage.

Payers also look to clinical and economic evidence to support vBloc Therapy. Therefore, we have and will continue to publish data from clinical trials and commercial experience in support of a long-term efficacy and safety of vBloc Therapy as well as impact on addressing obesity-related co-morbidities.

This year, we have presented data from our FDA study that supports the efficacy and safety of vBloc at two years and data that demonstrates the patients with moderate obesity, that will be a body mass index from 35% to 39.9%, with an obesity-related co- morbidity, our patients achieved excess weight loss of 34%. This data gives us insight into which patients could be the most successful with our technology and, therefore, provides another data point supporting our belief that in the commercial environment, we may be able to deliver a higher level of weight loss.

To complement the clinical data publication initiative, we are working with experts in the bariatric field to publish the results of an economic modeling report that supports the cost benefits of vBloc Therapy, which we look forward to seeing published in a peer-reviewed journal in early 2016.

Payers also look to independent assessments of technologies in their coverage decisions. Earlier this year, our therapy was evaluated at a California Technology Assessment Forum panel. The panel, which was made up of leading health care industry experts, voted favorably on its net health benefit when compared to conventional therapy in adult patients with a body mass index greater than 35. There are a number of these assessments being performed across the country, and we plan to make our case for vBloc at every opportunity.

And finally, payers want to measure the support of our technology in the medical community. Utilizing the prior authorization process method is one measure of the support because it requires a decision to participate in the process. But another broader gauge of this validation are the formal physician statements endorsing the therapy. To that end, we are working with American Society of Metabolic and Bariatric Surgery and The Obesity Society to formalize their support of vBloc Therapy.

Securing widespread national coverage is going to take time. That doesn’t mean that vBloc would be without coverage during the entire period. Coverage decisions happen at the local and regional levels before escalating to the national level. So while we align all of the components of our reimbursement strategy, there will be some wins with the prior authorization process and with local and regional payers coming online. We believe that we are moving through the coverage milestones and schedule, and we fully anticipate that over the next year, we will begin to show initial coverage with select innovative plans, and you should expect to see those results in late 2016 or — and/or early 2017.

In support of securing early coverage decisions, the Company has embarked on an effort to bridge the gap between the self-pay environment and broad national coverage and working with integrated delivery networks, or IDNs. IDNs are a network of self-insured hospitals that insure their staff directly as well as offer coverage plans to other employers in the market. They offer a continuum of care that focuses on controlling costs through both early interventions and innovative solutions to promote better care. For new technologies, the IDN would conduct a small trial in a short time frame to validate the results and then add the technology as a covered benefit through all their lives under contract in a manner similar to currently covered bariatric procedures. We are in early negotiations with a number of IDNs, and we look forward to providing you with more details as these discussions unfold.

At the heart of all these efforts is the patient, from patients in our clinical trials to both early in the commercial setting, I have heard resoundingly that vBloc has changed their lives. They have found a solution that has allowed them to lose weight while still maintaining a high quality of life, they have been waiting for technology like this to happen to make the changes they need to improve their overall health.

With that, I will now ask Greg to make a few comments about our current financial position and other company developments.

Gregory Lea: Thank you, Dan. To deliver not just on our clinical but commercial promise of vBloc Therapy, the Company has spent the year, since approval, managing its current assets while concurrently building up its resources to take its commercial plans to the next level. Recently, the Company entered into an agreement to secure $25 million through an issuance of senior amortizing convertible notes. Key to these efforts is securing shareholder approval to effect a reverse stock split, increasing the number of shares of common stock authorized, and approving the issuance of shares of our common stock underlying the convertible notes. With approval from you, our shareholders, at the upcoming special meeting on December 21, we will have the necessary resources to support these efforts into 2017.

On the product side, we have worked to ensure adequate supply of devices and have lined up our suppliers, begin building inventory on demand as product sales begin to ramp. We believe that we have the capability to meet the requirements for the commercial activities anticipated in 2016. With our commercial programs in place, we plan to revisit our product development activities in an effort to reduce the size and product cost of our system and advance our technology to the next level.

With that, I’d like to open up the call to questions for Dan, Brad or me. Operator?

Operator: Certainly. (Operator Instructions) Our first question comes from the line of Suraj Kalia from Northland Securities. Your question please.

Suraj Kalia: Good morning, gentlemen. Dan, welcome onboard.

Gregory Lea: Good morning.

Dan Gladney: Thank you.

Suraj Kalia: So Dan, the obvious question, you all mentioned about and gave some additional clarity on self-paying patients. It’s an interesting strategy, Dan, of DTC, with the relatively higher disposable income, geography-focused campaign. Can you give a little more clarity, Dan, in terms of how the nuts and bolts of this would work? Or is it too early in the stage to be talking about this? Just trying to get a sense as we roll into, let’s say, second quarter of ‘16. How should we rely on this approach to get adoption increasing?

Dan Gladney: Yes. Well, first of all, what we’re doing here is we’re going to start with seven markets, and those will be seven high-income markets. And the intention would be to get those markets with radio advertising, some short TV advertising and print advertising. And there is some indication here that that’s going to be successful because one of our hospitals in New York, recently on their own, did a little Tri-State area just for, I think, about a month, radio advertising, and they got a lot of calls. And they ended up spending in the neighborhood of about three months seeing lots of patients.

Now of course, some of those patients didn’t fit into our category, but the realities are, it was — if we kind of look at our funnel right now, they represented close to half of all the patients in the funnel. So we know that that type of a program is going to work. And we think by doing that, test marketing it in this kind of initial seven geographies, we’ll get a very good read of what kind of results we’re going to have and how many cash-pay patients we’ll receive.

If it ends up being close to what we’re hoping, then we’ll expand that to the next quarter, probably in the neighborhood to about 12 to 15. And then sometime early in the second half, we would expand it from there to more areas. But we’ll have a pretty good read, I think, by early quarter two, early to mid-quarter two how to program.

Suraj Kalia: So Dan, would I be fair in saying that you know the conventional approach, if I can use that word, where you have feet on the ground, knocking on doors, saying, “Hey, have a look at my product.” This was more of a — at least in the initial stages, that digital strategy, where you’re trying to go — very pinpoint marketing, hence, cut down on the investments needed on the SG&A line item. Am I thinking through this correctly, and then you’ll look at expanding the feet on the ground?

Dan Gladney: Well, the realities are you kind of need them both. So what you want to do is you want to put money into this very focused marketing program to generate the leads, and then those — that marketing program will handhold the patient until it gets to the surgeon.

But at the same time, you have to remember that the surgeons have to agree and be very loyal to the fact that they’re going to work with that patient and, hopefully, get them implanted on vBloc. So that takes the relationship, has to be established there on the ground by our local sales team.

And as you know, we have a small, very small sales team today, but we are going to be expanding that in 2016. I think you need both components. You need a relationship established at the center with both the surgeons as well his coordinator and his staff to make sure that they’re handling these patients and bringing them through the process, getting them implanted versus kind of losing the patient along the way with either poor communication or not really having a relationship with the Company, where the patient could slide into something else, like a gastric sleeve or something.

So we think it’s important to have both components ready, an on the ground force as well as a system that’s generating patient leads.

Suraj Kalia: Fair enough. One last question, Dan, and then I’ll hop back in queue. Obviously, you have a lot on your plate, Dan. From all the studies that have been done with vBloc, at least that I remember, the numbers on EWL are fairly consistent, should I say, at 24%, 25% EWL, and the results have been consistent, at least that I remember, up to 24 and 36 months. So — and also the adverse events, what, 2%, 3%, 4%, give or take, in that range. So this integrated delivery network, this chain of hospitals that you are talking about or — for their covered lives, I’m just curious, I heard you talked about in your prepared remarks about a short trial. What is it that they are looking? Is it a different patient subset? Is it for their demographics? Or any color would be great. Thank you for taking my questions.

Dan Gladney: Sure. Well, I’ll give you my initial feedback that I’ve learned over the last month, and I happen to think this is a pretty good strategy. But I’ll also open it up to our Vice President of Sales here, if he’d like to add to that.

But what it is, is it’s kind of a twofold program. First, there’s an economic part of the program that shows an IDN, that because of the very low complication rates of this product, that it’s cost-effective for them to incorporate this into their bariatric program versus, let’s say, some of the already existing technologies that are out there that have much higher complication rates. So complication rates to, let’s say, a gastric sleeve take the overall procedure cost from, let’s just say, $18,000, as an example. If they have a complication, the total now is up in the neighborhood of $65,000.

So by just working the percentages and data that’s readily available out in the marketplace, you can determine that this is a very cost-effective approach because of our low-complication rates, number one.

Number two, we’ve got a technology that really fits nicely into that — what I would call the void. The void is the — what do you have, a patient tries a diet and exercise, it doesn’t work. The patient tries pills, it doesn’t work. Now is the patient willing to take that big step going from pills to an anatomy-altering procedure? In a lot of cases, they aren’t.

So this is a perfect step that kind of bridges that gap and offering them a very minimally invasive, same-day, go-home-that-day procedure that has great results. So we think that the IDNs that we’re talking to are interested, primarily because of those two metrics.

Suraj Kalia: Thank you.

Operator: (Operator Instructions) Our next question comes from the line of Chris Lewis from Roth Capital Partners. Your question please.

Chris Lewis: Hi, good morning, guys. Thanks for taking the questions. Dan, you’ve been at the helm now for a few months. Thanks for the clarity and kind of color on what you’ve seen so far. One question I guess is what’s been your biggest surprise maybe, after coming through your business review relative to before you started?

Dan Gladney: Well, I don’t know if it would so much be a surprise, Chris. The realities are I knew in my diligence before taking this job, and I’ve been at the job a month, not two months, so my diligence, I was — obviously, I was very attracted to the technology and the overall size of this market.

I mean, I was, when I first started getting into it, from a diligence point-of-view, surprised that the bariatric market really only addresses like about a 2% of this obesity problem in the United States. So that was an indicator to me that there’s a great opportunity to grow this market, especially with a minimally invasive product like we have. So that was of real interest.

When I took the Company over and had a chance to start working in the field, I worked with our regional directors, I worked with our surgeons, our initial surgeons and I’ve had the opportunity to talk to patients.

What I found is that in a reimbursed versus a non-reimbursed situation, the good news is that I’ve got kind of a strong percentage of the surgeons are telling you that, Dan, once this thing is reimbursed, this is going to be a very big successful company. So that suggests to me that they see the benefit. They — and they want to work with us.

It was also a little bit surprising to come up against in this non-reimbursed environment. You really have to work hard to get the surgeon’s support to want to work with you because these guys can do a gastric sleeve and get paid the next day, right? And that’s all covered. And getting them to say, “Okay, look, not only do I think it’s a good technology but I’m willing to work with you. I’m willing to wait on getting paid as a surgeon by putting these patients through your funnel. And it’s going to take three or four months, we’re not really sure what’s going to happen at the end of that three- or four-month period of time.” That’s a big commitment to a surgeon to agree to.

I guess I — when I first took the position, I didn’t realize how much a challenge that was going to be. So that’s why we’ve said, “Okay, what we’re going to do is we’ve got these numerous institutions and 80 surgeons that have been trained, but we’re not going to funnel any of our patients into those institutions until we’re absolutely sure we have a commitment from that surgeon that he’s going to be loyal and work with us and that there’s a high probability that if we send that patient to him, that, that patient’s going to be implanted with our vBloc Therapy.”

So I think that’s just going to take us some time. And that’s why it’s important that in the first quarter, we not do more than about five to seven markets where we know we already have that commitment and it’s beginning to roll for us.

And then the intention again would be that in this — in the second quarter, to bring on another six or seven or eight of those institutions. So it gives our people on the ground, our reps out there an opportunity and a chance to kind of continue to work with their surgeons and make sure we got that support from them before we just send them another patient that if they choose, they can do surgery with one of our competitors in bariatric surgery and not use ours. So developing that relationship is key.

Chris Lewis: Thanks. Very helpful. On the PA process, you mentioned about 60 patients in the — undergoing the PA process now, but not all of them convert to implants necessarily. So can you talk about what determines kind of the success of conversion, if you will, in that PA process for patients, walk us through the different dynamics to think about and kind of what your — what the Company is doing to support more of those patients being converted into implants over time?

Dan Gladney: Yes. So initially, Chris, as you would expect, if you don’t have a lot of patients filling up that funnel, it’s really the private payers just saying no. They’re not going to pay attention to it. They’re not going to focus on it. They’re just going to say no.

So these early patients that are coming through, there’s probably a high probability that they’re not going to get approval, right? I think we need to have a funnel that’s got at least a couple of hundred patients or more in it before a local payer is going to say, “Hey, wait a minute, I need to pay attention here and maybe we really need to take a hard look at this.”

So this funnel right now is at 60. I think there’s a pretty high probability that a number of those folks are going to fall out of the funnel after that three or four months with an answer of no from the insurance payer.

So for those patients, we just need to be able to offer them our technology at a competitive price with what they would receive, let’s say, with either a gastric sleeve or a gastric bypass procedure. So we just need to be kind of in a competitive range. We don’t want to meet that pricing. We want to have a premium, but it needs to be a reasonable premium.

And those prices kind of vary all over the country. I don’t know if you’ve looked at the average reimbursement, as an example, gastric sleeve by state, but they range as high as about $27,000 in a number of our states, down as low as $12,000 in just a few states. So it’s kind of all over the board. So one of the other things we need to make sure we do is that we focus our advertising and our attention, hopefully, in areas where there’s fairly strong reimbursement.

Chris Lewis: Appreciate it. Just one more for me. You mentioned potential IDN partnerships. Can you walk us through what a trial, initial trial would look like in terms of size and length of that and when we could potentially see some of those IDNs establish a more formal network-wide reimbursement environment?

Dan Gladney: The realities are — yes, that’s a good question, Chris. The realities are with most of these, they want to have a six-month trial but on a small number of patients. So they’re willing to do that for about 10 patients. They just want to be able to follow a patient for six months and see how you’re really losing weight and what is your — how does it look on your blood panel? Are we really starting to see if it’s your prediabetic, that your blood sugars have come down? They need to do that over about a six-month period.

Chris Lewis: Okay. Thanks for the time.

Operator: Our next question comes from the line of William Plovanic from Canaccord Genuity.

Unidentified Participant: This is [Ryan] on for Bill. Can you hear me okay?

Dan Gladney: Sure, can.

Gregory Lea: Sure, can.

Unidentified Participant: All right. Great. So you mentioned those patients in the funnel. Just point of clarification. Those patients go in the funnel, are those softer leads per se? Or are they patients that are going through education, qualifications and screening right now? And as you think about that going forward, are there things that can be done to improve the selection process so that those patients in the funnel increase the likelihood of getting success?

Dan Gladney: Yes. So those patients have already been screened. Those are patients that know what they have in front of them, and they’re deciding between us and you have to wait three or four or five months as far as that, to try to get the insurance coverage or they can choose to move forward with one of the other gastric procedures.

So these folks have already been screened. They’re already patients that fit, that are going to fit into our category, and they have chosen to wait and try to get coverage for vBloc.

Unidentified Participant: Okay, great, great. And then can you just give a little more color on maybe the society positions and if and when you could expect something from them in regards to support of the product?

Dan Gladney: Yes. Actually, I think I mentioned it in my script, but we are presenting to the larger societies, and we would hope to have their support and have that support published sometime in the first half of 2016.

Unidentified Participant: Okay, great. Thank you very much. That’s all for me.

Dan Gladney: Thank you.

Operator: Thank you. (Operator Instructions) And this does conclude the question-and- answer session of today’s program. I’d like to hand the program back to management for any further remarks.

Dan Gladney: Okay. Thank you very much, folks, for your time today, and thank you for joining us on our call.

I look forward to having an ongoing dialogue with you as we continue on this journey to make vBloc Therapy the premier bariatric therapy of choice for both patients and physicians. We look forward to the quarters ahead and to reporting on our progress with this exciting new technology. In the meantime, please feel free to reach out to us today or in the future with any additional questions. Thank you. Have a good day, and have a happy holidays.

Operator: Thank you, ladies and gentlemen, for your participation in today’s conference.

This does conclude the program. You may now disconnect. Good day.